EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
RELM Wireless Corporation	R J Falkner & Company, Inc.
William Kelly, EVP & CFO	R Jerry Falkner, CFA
(321) 984-1414	(800) 377-9893

RELM Wireless Reports Third Quarter and Nine-Month 2008 Results

-Records Profitable Third Quarter-

WEST MELBOURNE, FL, November 5, 2008 - RELM Wireless Corporation (Amex: RWC) today announced its financial and operating results for the third quarter and nine months ended September 30, 2008.

For the quarter ended September 30, 2008, sales totaled approximately $5.8 million, compared with $8.4 million for the same quarter last year. Pretax income for the quarter approximated $0.4 million, compared with $1.9 million for the same quarter last year. The Company reported net income for the quarter ended September 30, 2008 of approximately $0.3 million, or $0.02 per diluted share, compared with net income of $1.1 million, or $0.08 per diluted share, for the same quarter last year. Income tax expense for the quarter approximated $0.1 million, compared with $0.7 million for the same quarter last year. The income tax expense reported for each quarter is primarily a non-cash item.

Gross profit margin for the third quarter 2008 was 50.7% of sales, versus 56.3% of sales for the same quarter last year. Selling, general and administrative expenses for the quarter totaled $2.6 million (44.1% of sales), compared with $3.0 million (35.5% of sales) for the same quarter last year.

RELM President and Chief Executive Officer David Storey commented, “We are pleased to report an operating profit for the third quarter. This was achieved as a result of completing certain product development initiatives combined with aggressive cost-reduction actions and a solid mix of high-margin digital product sales for the quarter. The cost-reduction actions enabled us to reduce SG&A expenses by over $1 million (30.0%) from the preceding quarter. P25 digital products comprised almost 50% of our total third quarter sales versus 41.8% of our total second quarter sales and 34.6% of our total first quarter sales.”

Storey continued, “We are continuing to forge ahead with expansion of our new line of next-generation KNG products and have substantially completed UHF and 700/800MHz products to supplement our VHF portable radio that was introduced in June 2008. As promised, these new models address frequencies and markets in which we have not previously had a presence.”

“Although the business climate is difficult, we continue to believe that our growing line of new digital products with competitive advantages, combined with a reduced cost structure, will strengthen and position RELM for future success,” concluded Storey.

For the nine months ended September 30, 2008, sales totaled approximately $15.6 million, compared with $22.4 million for the same period last year. Pretax loss for the nine months ended

September 30, 2008 approximated $2.0 million, compared with pretax income of $3.8 million for the same period last year. Net loss for the nine months ended September 30, 2008 totaled approximately $1.3 million, or $0.10 per diluted share, compared with net income of $2.3 million, or $0.16 per diluted share, for the same period last year. Income tax benefit for the nine months ended September 30, 2008 approximated $0.7 million, compared with income tax expense of $1.5 million for the same period last year. The income tax benefit and income tax expense reported for each period are primarily non-cash items.

Gross profit margin for the nine months ended September 30, 2008 was 48.2% of sales, versus 54.0% of sales for the same period last year. Selling, general and administrative expenses for the nine months ended September 30, 2008 approximated $9.7 million (62.0% of sales), compared with $8.8 million (39.1% of sales) for the same period last year.

Cash and cash equivalents at September 30, 2008 totaled approximately $4.9 million, compared with $8.5 million at December 31, 2007. At September 30, 2008, there was no balance or availability under the Company’s revolving line of credit then in effect with RBC Centura Bank. In October 2008 the Company terminated its revolving line of credit with RBC Centura Bank and established a revolving line of credit with Silicon Valley Bank. This new revolving line of credit provides for borrowing availability of up to $3.5 million, of which $2.7 million is currently available. There are no borrowings currently outstanding under this new revolving line of credit.

Conference Call and Webcast

The Company will host a conference call and webcast for investors at 9:00 a.m. Eastern Time, Thursday, November 6, 2008. Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international/local participants dial 412-858-4600) and asking to be connected to the “RELM Wireless Corp. Conference Call” a few minutes before 9:00 a.m. Eastern Time. The call will also be webcast at www.relm.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet webcast. An online archive of the webcast will be available on the Company’s website for 30 days following the call at www.relm.com.

A replay of the conference call will be available one hour after the completion of the conference call from November 6, 2008 until November 14, 2008 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID # 424767.

About APCO Project 25 (P25)

APCO Project 25 (P25), which requires interoperability among compliant equipment regardless of the manufacturer, was established by the Association of Public-Safety Communications Officials and is approved by the U.S. Department of Homeland Security. The shift toward interoperability has gained momentum as a result of significant communications failures during events such as the Oklahoma City bombings, the 9/11 attacks and Hurricane Katrina. RELM was one of the first manufacturers to develop P25-compliant technology.

About RELM Wireless Corporation

For more than 60 years, RELM Wireless Corporation has manufactured and marketed high-specification two-way communications equipment for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications, including disaster recovery. Advances include new interoperable, low-cost digital two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under BK Radio, RELM/BK and RELM product lines. The Company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act Of 1995. These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: reliance on contract manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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(Financial Tables to Follow)

RELM WIRELESS CORPORATION

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	(Unaudited)		(Unaudited)
	9/30/2008	9/30/2007	9/30/2008	9/30/2007

Sales, net	$5,790	$8,370	$15,599	$22,414

Expenses:
Cost of products	2,852	3,659	8,077	10,301
Selling, general and administrative expenses	2,553	2,970	9,676	8,763
Total expenses	5,405	6,629	17,753	19,064

Operating income (loss)	385	1,741	(2,154)	3,350

Other income (expense):
Net interest income	29	186	134	482
Other income (expense)	(2)	(52)	(9)	(52)

Income (loss) before income tax (expense) benefit	412	1,875	(2,029)	3,780

Income tax (expense) benefit	(75)	(740)	749	(1,523)

Net income (loss)	$337	$1,135	$(1,280)	$2,257

Net income (loss) per share - basic	$0.03	$0.08	$(0.10)	$0.17

Net income (loss) per share - diluted	$0.02	$0.08	$(0.10)	$0.16

Weighted average common shares outstanding, basic	13,405	13,366	13,400	13,351
Weighted average common shares outstanding, diluted	13,528	14,093	13,400	14,093

RELM WIRELESS CORPORATION

Condensed Consolidated Balance Sheets

(In Thousands, Except Share Data) (Unaudited)

	September 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash & cash equivalents	$4,919	$8,452
Trade accounts receivable, net	3,076	1,992
Inventories, net	9,857	8,899
Deferred tax assets, net	3,304	2,545
Prepaid expenses & other current assets	844	1,097
Total current assets	22,000	22,985

Property, plant and equipment, net	1,432	1,338
Deferred tax assets, net	5,359	5,359
Capitalized software, net	870	—
Other assets	375	463

Total assets	$30,036	$30,145

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,192	$1,161
Accrued compensation and related taxes	713	687
Accrued warranty expense	298	240
Accrued other expenses and other current liabilities	257	263
Total current liabilities	3,460	2,351

Commitments and contingencies	—	—

Stockholders' equity:
Preferred stock; $1.00 par value; 1,000,000 authorized shares, none issued or outstanding.	—	—
Common stock; $0.60 par value; 20,000,000 authorized shares, 13,410,871 issued and outstanding shares at September 30, 2008 and 13,395,871 at December 31, 2007, respectively.	8,046	8,037
Additional paid-in capital	24,006	23,953
Accumulated deficit	(5,476)	(4,196)
Total stockholders' equity	26,576	27,794

Total liabilities and stockholders' equity	$30,036	$30,145